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EXHIBIT 3.5

SECOND CERTIFICATE OF AMENDMENT

TO THE RESTATED CERTIFICATE OF INCORPORATION

OF

WORLD AIRWAYS, INC.

A Delaware Corporation

        World Airways, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify:

        FIRST:    The Board of Directors of World Airways, Inc., duly adopted a resolution setting forth a proposed amendment to the Certificate of Incorporation of World Airways, Inc., declaring said amendment to be advisable and in the best interest of World Airways, Inc. and its stockholders.

        SECOND:    The Board of Directors resolved that the text of Article IV of the Amended Certificate of Incorporation of World Airways, Inc. should be deleted in its entirety and replaced with the following language:

  "The aggregate number of shares of capital stock which the Corporation shall have authority to issue is 10,000 shares of common stock, par value $.001 per share. The holders of the Common Stock shall have the right to one vote for each share of Common Stock held, and shall be entitled to notice of any stockholders' meeting in accordance with the Bylaws of the Corporation, and shall be entitled to vote upon such matters and in such manner as may be provided by law on all matters submitted to a vote at any meeting of stockholders. The holders of the Common Stock shall be entitled to receive, when and as declared by the Board of Directors, out of any funds of the Corporation legally available therefore, such dividends as may be declared from time to time by the Board of Directors."

        THIRD:    The Board of Directors resolved that a new Article XI shall be added to the Amended Certificate of Incorporation of World Airways, Inc. which shall read in its entirety as follows:

  "Any act or transaction by or involving the Corporation, other than the election or removal of directors of the Corporation, that requires for its adoption under the Delaware General Corporation Law or this Restated Certificate of Incorporation the approval of the stockholders of the Corporation shall, pursuant to and in accordance with Section 251(g) of the Delaware General Corporation Law, require, in addition, the approval of the stockholders of World Air Holdings, Inc., a Delaware corporation, or any successor thereto by merger, by the same vote that is required by the Delaware General Corporation Law or this Restated Certificate of Incorporation."

        FOURTH:    That said amendment was duly adopted in accordance with the provisions of Section 251(g) of the General Corporation Law of the State of Delaware.

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        IN WITNESS WHEREOF, World Airways, Inc. has caused this Second Certificate of Amendment to the Restated Certificate of Incorporation to be signed by Randy Martinez, its Chief Executive Officer and President, and authorized officer, and attested by Mark M. McMillin, its Assistant General Counsel, this 10th day of January 2005.

WORLD AIRWAYS, INC.
	By:	/s/ RANDY J. MARTINEZ Randy Martinez Chief Executive Officer and President

Attested:
/s/ MARK M. MCMILLIN Mark M. McMillin Assistant General Counsel and Corporate Secretary

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  EXHIBIT 3.5
SECOND CERTIFICATE OF AMENDMENT TO THE RESTATED CERTIFICATE OF INCORPORATION OF WORLD AIRWAYS, INC. A Delaware Corporation